EXHIBIT 10.28
AMENDED AND RESTATED EMPLOYMENT CONTRACT

between: Diebold Self Service Solutions Sàrl
Stationsstrasse 5
CH-8306 Brüttisellen

and: Frank Baur

hereinafter referred to as Employee,

the following is agreed:

1. Amended and Restated Employment Contract; Entry, function and position
Pursuant to Section 7 of the Employment Contract, this Amended and Restated Employment Contract replaces and supersedes the Employment Contract between the parties dated on or about December 21, 2023 (the “Employment Contract”) and the Employment Contract is null and void. The Amended and Restated Employment Contract contains all of the terms and conditions of employment between the Employee and Diebold Self Service Solutions Sàrl.

Frank Baur will join Diebold Self Service Solutions Sàrl (“Company”) on January 15, 2024 as Executive Vice President Global Operational Excellence at Diebold Nixdorf (DN). Employee will report to, and be supervised by, the Chief Executive Officer of Diebold Nixdorf Inc, or to any other person designated for this purpose who will supervise and control his activities, subject to the issuance of a valid Swiss work permit, if required.

The Employee hereby accepts such employment and formally declares that he is not bound to any other company and that he is free of any obligations to his former company which would interfere with his employment by the Company or his performance of his duties for the Company.

The workload is 100%.

2. Place of work
The principal place of work will be at the headquarters of Diebold Self Service Solutions Sàrl is at 8306 Brüttisellen ZH or at any other location determined by the Company. The Company, at Employee’s request, will permit Employee to perform homebased work, but the expenses associated with homebased work will not be reimbursed by the Company. Additionally, the Employee will travel as often as necessary for the proper performance of his duties.

The Employee will be required to travel within Switzerland, throughout EMEA, Asia Pacific and the Americas and elsewhere for the performance of his duties or for training purposes including travel to any of the Company’s premises or those of its associated Company’s and to premises of customer, clients or suppliers. In normal circumstances, the Employee will be given adequate notice but there may be occasions, due to business reasons, when notice will be short.
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3. Assignments
As the Executive Vice President Global Operational Excellence, the Employee will perform all acts, duties and obligations as may be designated by the Company which are reasonably associated with that position including development of strategies relating to global manufacturing, services related to DN products, supply chain, and related matters.

Diebold Nixdorf expects the Employee to safeguard the interests of DN at all times, to place his manpower fully at the service of the Company and to demonstrate entrepreneurial thinking and acting in his function, as well as full loyalty and integrity towards the superior and the entire management. The employee undertakes to maintain secrecy regarding internal company information vis-à-vis third parties. The above points are essential contractual contents. The Company’s internal policies and regulations concerning the employment relationship, as may be amended from time to time, form an integrated part of this Agreement. The Employee confirms having received the internal policies and regulations and agrees to the provisions set forth therein.

4. Salary, Bonus and LTIP and Related Salary Matters
In full remuneration for his services to the Company during the term of this Agreement, the Employee will receive an annual gross fixed salary of CHF 490,000 (Four Hundred Ninety Thousand Swiss Francs) payable in thirteen (13) equal monthly installments at the end of each calendar month. The thirteenth installment will be paid in December.

All amounts payable to the Employee pursuant to this Agreement shall be subject to all legal requirements with respect to the withholding of taxes, social insurance contributions and other required governmental levies and a deduction will be made from the gross fixed salary.

The salary level will be reviewed periodically on the basis of individual performance, corporate business performance and condition and market competitiveness. Such review does not guarantee that the salary will be increased in any given year or after any periodic review.

Bonus
The Employee will be eligible for a bonus opportunity equivalent to up to 100% of the Employee’s annual salary for 100% of target goal achievement. The bonus opportunity will be based upon certain Diebold Nixdorf Inc. company goals and/or individual performance goals and these goals will be defined on an annual basis and any payment is wholly at the discretion of the Company.

Any bonus payment is entirely discretionary, and does not constitute part of the Employee's salary. Any bonus payment, even repeated payments without the reservation of their discretionary nature, do not create a legal claim or any contractual right to participate in or to receive any bonus from the Company in the future. Any bonus payment will be paid subject to deduction of tax, social insurance or any other required governmental levy.

Long-Term Incentive Plan (LTIP)
Contingent upon DN and Company Board approval where required, Employee shall be eligible to receive up to 125% of the annual fixed amount of his salary under the LTIP. The LTIP is discretionary and, for the avoidance of doubt, the Employee will not have any contractual right to participate in or to receive any LTIP compensation from DN or the Company. Any LTIP compensation paid will be paid subject to deduction of tax, social insurance or any other required governmental levy.

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EXHIBIT 10.28
Deductions
Subject to Art. 323b paragraph 2 of the Code of Obligations, the Company shall be entitled at any time during employment, or in the any event on termination, howsoever arising, deduct from the Employee’s remuneration any monies due from the Employee to the Company including, but not limited to, any outstanding loans, advances, cost of repairing of any damage or loss to the Company’s property caused by the Employee (and of recovering the same), excess holiday and any other monies owed by the Employee to the Company.

Pro-rations
In the case of entry/exit during the month/year, the monthly salary, the 13th monthly salary and the Bonus are calculated pro rata temporis.

5. Conditions of employment
The Employee is subject to Swiss banking secrecy and must sign a corresponding confidentiality agreement before taking up employment. The Diebold Nixdorf Code of Conduct must also be signed and an up-to-date extract from the criminal record must be submitted by the Employee before taking up employment.

By signing this contract, they are deemed to have been received, read and fully acknowledged and accepted.

6. Signing Bonus and New Hire Grant
Employee shall receive a signing bonus from the Company in the amount of CHF 217,600 payable within thirty (30) days of Employee’s start date. It is understood that if you voluntarily resign or are dismissed for cause within 12 (twelve) months of your start date, you will be required to repay the signing bonus of CHF 217,600 at 100%. In addition to the cash bonus, DN shall award you 8,139 restricted stock units which vest in fourths on each one year anniversary of the grant date for the four years following the grant date and 40,696 price-vested options vesting 100% on the fourth anniversary of the grant date. The terms of the grant will be evidenced by award agreements, subject to DN Compensation Committee approval. All subsequent awards shall be awarded pursuant to the DN shareholder-approved equity plan in effect at the time of the awards.

7. Amendment of contract
Any changes to the contract must be in writing and expressly acknowledged by both parties in order to be valid. Exceptions are salary increases and changes to the conditions of employment and regulations listed under points 3 and 5.

8. Working Hours
Unless agreed otherwise, the Employee will work during hours which are applicable at the Company’s and Company’s subsidiaries places of business.

Because of his leading/executive management function, the Employee may have to work overtime when it is necessary for the proper performance of his duties. Any compensation for contractual or statutory overtime is included in the Base Salary and the payments to be made under this Agreement. The Employee is not entitled to request additional compensation of any kind for this extra work, the compensation being included in his annual gross salary and additional granted vacation days.

9. Special agreements
Sickness Absence
The Employee has a general duty to keep his supervisor informed of any unauthorized absences in order that adequate provision can be made to cover the Employee’s work.

The Company may, in its own discretion, provide salary continuation insurance on the Employee's behalf in case of the Employee's involuntary inability to perform work due to sickness. The premiums for such
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EXHIBIT 10.28
salary continuation insurance, if applicable, shall be borne at least equally by both Parties and the Company will deduct the Employee's share from his gross salary. In case such insurance was concluded, the Company's obligation to continued salary payments shall be limited to payment of the corresponding full salary for the waiting period agreed in the respective insurance policy, after this period the insurance benefits will substitute the obligation of the Company to pay a salary.
During the periods in which the Company pays the Employee's salary, payments made by the insurer shall belong to the Company. If reimbursement payments to the Company from the insurer are reduced or denied, the Company is entitled to corresponding deductions or cancellations of the salary payments. Once entitlement to insurance payments under this section lapses, the Employee shall have no entitlement to any further remuneration from the Company. The Company's obligation to continue to pay salary in the event of sickness in any case ends at the end of the employment relationship.

If an insurance for loss of earnings due to illness has not been entered into, the continuation of pay is determined by Art. 324a of the Swiss Code of Obligations (CO).

Accident
The Employee is insured for occupational and non-occupational accidents. The Company shall pay the contributions to the occupational and non-occupational accident insurance.

Holiday entitlement
The employee is entitled to paid leave of at least 25.0 days per calendar year. The entitlement is calculated pro rata temporis for entry/leaving during the year. Employee shall not take more than two consecutive weeks of vacation at any time without obtaining Company approval.

Expenses
The Employee may need to spend short or long periods away from his place of work in Switzerland or abroad as part of his duties. The Employee shall be paid or reimbursed for any reasonable expenses incurred by the Employee while performing his duties on behalf of the Company, subject to the requirements of Company’s Global Travel Policy, as may be amended from time to time, which includes Employee producing valid receipts or other supporting documentation in respect of such expenses, when requested by the Company.

Termination of Agreement
The first three months of employment shall be deemed a probationary period. During the probationary period, this Agreement may be terminated by either Party at any time subject to a notice period of [7] days.

After the expiry of the probationary period, except in the case of a termination of the Agreement for justifiable cause (Article 337 of the Code of Obligations as such may be amended or codified elsewhere), the party taking the initiative of the termination of this Agreement will have the obligation to inform the other party of its decision in writing by registered mail or by such other deliver agreed in writing, at least six (6) months before the end of a month.

10. Confidentiality and Non-Compete Agreement Execution Necessary for Employment:
To be eligible for employment, you must sign a confidentiality agreement containing a non-disclosure and non-competition agreement.

11. Data Protection
Employee acknowledges and agrees that the Company may store, transfer, change and destroy all of his personal data in connection with this Agreement in accordance with the applicable data protection laws. Employee particularly acknowledges and agrees that the Employer has the right to transfer any of his data to other Diebold companies which are inside Switzerland or abroad in order for the Company to meet any of its obligations set forth in this Agreement or as otherwise permitted by applicable law. If data is transferred abroad to countries, which do not have laws that ensure an adequate level of data protection
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from the perspective of Swiss data protection law, the Employer will undertake its own technical and organizational measures of security before proceeding with the data transfer.

12. Use and Return of Company Property
Materials, supplies and data which the Company entrusts to the Employee in connection with his obligations, including computers, mobile phones, documents correspondence, books keys, access badges, credit cards and any other document (collectively, “ Company Property”) will remain the property of the Company and must be returned upon request.

The Employee will only use the Company Property for professional purposes and Employee shall not copy or reproduce any Company data or information for non-Company purposes without written authorization from the Company.

Furthermore, the Employee expressly undertakes to return the Company Property entrusted to him without prior notification, as well as any copy or reproduction in his possession in the effective date of the termination of his obligations and on the first day of the notice period if such notice period is not worked.

13. Intellectual Property
Inventions, designs, developments and improvements, which the Employee makes while performing his employment activity and contractual duties or to which the Employee contributes belong to the Company, regardless of their protectability.

Inventions and designs, which the Employee makes while performing his employment activity but not during the performance of his contractual duties or to which the Employees contributes are assigned to the Company without further formalities. The Employee shall immediately inform the Company of such inventions or designs. The Company shall inform the Employee in writing within 6 months whether it wishes to keep the rights to the invention or the design or to release them to the Employee. In case that the invention or the design is not released to the Employee, the Company shall pay him an adequate compensation within the meaning of Art. 332 para. 4 CO.

The copyrights to works of authorship (drafts, models, plans, drawings, texts, software etc.), which the Employee creates while performing his employment activity, whether or not during the performance of his contractual duties, including the rights to uses not yet known at this time, are transferred completely and exclusively to the Company.

The Employee agrees to render to the Company all requested assistance, including the execution of the declarations, signatures, papers and documents, necessary for obtaining patents, trademarks or other protection for any intellectual property belonging to or assigned to the Company.]

14. Applicable Law
The Agreement shall be subject to Swiss law. Any employment related topic not specifically provided for herein will be governed by the Swiss Code of Obligations.

15. Jurisdiction
In the event of a dispute with respect to the Agreement, the parties agree to the jurisdiction of the competent Courts located in the Canton of Zurich.

Clause headings are inserted for convenience only and will not affect the construction of this Agreement.

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EXHIBIT 10.28
Bruettisellen,. January 5, 2024

Employer Employee:

/s/ Raoul Meichtry /s/ Frank Baur

Raoul Meichtry Frank Baur

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